EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 3rd Quarter 2005 Earnings

Pennington, New Jersey, November 2, 2005 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter and nine months ended September 30, 2005. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., and Franklin Insurance Company.

In the three months ended September 30, 2005, the Company reported net income, determined under accounting principles generally accepted in the United States of America (GAAP), of $2.1 million, or $0.34 per diluted share, which was an increase of  $940,000, or 84%, over the prior year quarter’s net income of $1.1 million, or $0.17 per diluted share. After-tax realized investment gains included in net income for the quarter were $776,000, or $0.13 per diluted share, compared to $224,000, or $0.03 per diluted share in the same period in 2004. The unusual level of realized gains in the current quarter was attributable to the disposition of securities in anticipation of funding the acquisition for cash of Financial Pacific Insurance Group, Inc. Operating income (a non-GAAP measure defined as net income less after-tax realized gains) improved 43% in the third quarter of 2005 to $1.3 million, or $0.21 per diluted share, from $897,000, or $0.14 per diluted share, in the same quarter of 2004. The Company’s GAAP combined ratio for the third quarter was 93.5%, as compared to 95.6% for the same quarter of 2004.

Revenues in the third quarter increased 15% to $17.4 million, as compared to the 2004 third quarter revenue of $15.1 million. Net premiums earned for the third quarter increased 10% to $15.4 million, as compared to net premiums earned of $14.0 million in the same period of 2004. Net investment income increased 21% to $770,000 as compared to $639,000 in the comparable period in 2004.

For the nine months ended September 30, 2005, the Company reported net income of $4.1 million, or $0.67 per diluted share, an increase of 70% over the net income of $2.4 million, or $0.38 per diluted share, in the comparable period in 2004. After-tax realized investment gains included in net income for the nine months increased to $840,000, or $0.14 per diluted share, from $290,000, or $0.05 per diluted share, in the similar period in 2004. Operating income for the nine months of 2005 improved 54% to $3.3 million, or $0.53 per diluted share, from $2.1 million, or $0.33 per diluted share, during the same period in 2004. The Company’s GAAP combined ratio for the nine months of 2005 was 95.3%, as compared to 98.1% for the same period of 2004.

Revenues for the nine months ended September 30, 2005 were $49.2 million, an increase of 11% over the 2004 similar period revenue of $44.3 million. Net premiums earned for the nine months were $45.4 million, a 9% increase over net premiums earned of $41.6 million in the same period in 2004. Net investment income for the nine months ended September 30, 2005 increased $320,000, or 17%, to $2.3 million from $1.9 million in the prior year period. The increase in investment income is due to the increase in the general level of short-term interest rates in 2005.

The third quarter and nine month results for 2005 include after-tax charges of $125,000 and $360,000, respectively, for external costs of compliance with the Sarbanes Oxley Act of 2002, and $116,000 and $334,000, respectively, in connection with grants of restricted stock under the Company’s 2004 Stock Incentive Plan. In the comparable periods in 2004, net income included after-tax charges of $99,000 and $99,000, respectively, for external costs of compliance with the Sarbanes Oxley Act of 2002, and $114,000 and $136,000, respectively, in connection with grants of restricted stock. The Company’s book value per share was $16.92 as of September 30, 2005.

On October 1, 2005 the Company completed its acquisition of all the outstanding stock of Financial Pacific Insurance Group, Inc. for approximately $40.4 million in cash. Because this transaction closed after the end of the third quarter, none of Financial Pacific’s results of operations are included in the reported financial results. Financial Pacific is a specialty writer of commercial lines with a focus on business in four western states, and is licensed in 15 additional states. Financial Pacific provides products to a variety of commercial businesses in the contractor, manufacturing, retail, services and wholesaling businesses, among other businesses.

Andrew R. Speaker, Mercer’s President and CEO, commented that “this was a very good quarter with results driven by our attention to careful underwriting, and our increasing focus on commercial lines. These factors and the favorable weather in our operating territory during the quarter all contributed to a lower than usual number of new claims. In addition, now that the acquisition of Financial Pacific Insurance Group, Inc. has been completed, we look forward to integrating our companies and growing together. We view this acquisition as an important step in our strategy of selectively acquiring attractive companies while maintaining organic growth in our existing markets and expanding into selected states, and one which will help us leverage appropriately our capital position.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended
	September 30,
	2005	2004
	(unaudited)	(unaudited)

Net premiums earned	$15,404	$14,032
Investment income, net of investment expenses	770	639
Realized investment gains	1,175	340
Other revenue	84	86
Total revenue	17,433	15,097

Losses and loss adjustment expenses	6,562	6,173
Amortization of deferred policy acquisition costs	4,135	3,867
Other expenses	3,704	3,373
Total expenses	14,401	13,413

Income before income taxes	3,032	1,684
Income taxes	971	563

Net income	$2,061	$1,121

Net income per common share:
Basic	$0.35	$0.18
Diluted	$0.34	$0.17

Weighted average number of shares outstanding:
Basic	5,938,388	6,267,258
Diluted	6,120,774	6,482,258

Supplementary Financial Data

Net written premiums	$14,171	$13,420

Book value per common share	$16.92	$16.17

GAAP combined ratio	93.5%	95.6%

Consolidated Statements of Income

(in thousands, except per share and share data)

	Nine Months Ended
	September 30,
	2005	2004
	(unaudited)	(unaudited)

Net premiums earned	$45,378	$41,617
Investment income, net of investment expenses	2,254	1,933
Realized investment gains	1,273	439
Other revenue	256	266
Total revenue	49,161	44,255

Losses and loss adjustment expenses	21,596	21,103
Amortization of deferred policy acquisition costs	11,936	11,509
Other expenses	9,725	8,212
Total expenses	43,257	40,824

Income before income taxes	5,904	3,431
Income taxes	1,785	1,010

Net income	$4,119	$2,421

Net income per common share:
Basic	$0.69	$0.39
Diluted	$0.67	$0.38

Weighted average number of shares outstanding:
Basic	5,939,436	6,287,602
Diluted	6,155,328	6,371,562

Supplementary Financial Data

Net written premiums	$44,112	$42,193

GAAP combined ratio	95.3%	98.1%

Consolidated Balance Sheet

(in thousands, except share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$72,237	$100,657
Equity securities, at fair value	15,398	24,447
Short-term investments, at cost, which approximates fair value	2,496	-
Total investments	90,131	125,104
Cash and cash equivalents	47,849	16,289
Premiums receivable	9,682	11,217
Reinsurance receivable	3,723	2,534
Prepaid reinsurance premiums	1,418	1,573
Deferred policy acquisition costs	8,012	8,014
Accrued investment income	739	1,044
Property and equipment, net	9,587	9,718
Goodwill	4,673	4,673
Other assets	2,515	1,394
Total assets	$178,329	$181,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$35,782	$36,028
Unearned premiums	32,585	34,007
Accounts payable and accrued expenses	6.574	7,739
Other reinsurance balances	1,129	861
Other liabilities	1,562	1,371
Deferred income taxes	88	1,146
Total liabilities	$77,720	$81,152

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,058,233 shares, outstanding 6,447,757 and 6,344,844 shares	—	—
Additional paid-in capital	$67,776	$67,651
Accumulated other comprehensive income	3,371	5,186
Retained earnings	41,995	37,876
Unearned restricted stock compensation	(1,708)	(2,242)
Unearned ESOP shares	(4,541)	(5,009)
Treasury Stock, 501,563 and 256,500 shares	(6,284)	(3,054)
Total stockholders’ equity	100,609	100,408
Total liabilities and stockholders’ equity	$178,329	$181,560